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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of EarthLink, Inc. for the registration of common stock and debt securities and to the incorporation by reference therein of our reports dated March 15, 2006, with respect to the consolidated financial statements of EarthLink, Inc., EarthLink, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of EarthLink, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
November 10, 2006

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  Exhibit 23.2